EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

Morgan E&P’s Fair Value Increases $7.6 Million

HOUSTON, TX – April 3, 2024 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of December 31, 2023, of $48.3 million. Net asset value per share increased to $3.55 as of December 31, 2023, from $3.49 as of September 30, 2023. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Net assets	$48,287	$47,128	$40,051	$34,106	$35,237
Shares outstanding	13,586	13,518	13,518	13,518	13,518
Net assets per share	$3.55	$3.49	$2.96	$2.52	$2.61

The following were the principal contributors to the changes in fair value of the Company’s portfolio holdings in the fourth quarter of 2023:

Increase in Fair Value of Morgan E&P. On May 22, 2023, Morgan E&P, LLC (“Morgan”), a wholly-owned subsidiary of the Company, completed the acquisition of 4,747.52 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota and subsequently acquired an additional 1,150 net acres in the third quarter of 2023. During the fourth quarter of 2023, Morgan successfully completed the drilling of two horizontal wells and commenced production of hydrocarbons from these wells, resulting in a significant portion of Morgan’s proved reserves being reclassified as proved developed producing. As of December 31, 2023, we recorded the fair value of Morgan’s equity at approximately $22.6 million, an increase of $7.6 million from September 30, 2023.

Decrease in Fair Value of Equus Energy. During the fourth quarter of 2023, the fair value of the Company’s holding in Equus Energy, LLC (“Equus Energy”) decreased $5.5 million, from $15.5 million to $10.0 million, largely as a consequence of the exclusion of certain gas reserves held by Equus Energy that had become uneconomic to develop as a result of changes in the forward pricing curve for natural gas.

The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its investments in Morgan and Equus Energy.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.